EXHIBIT F-1

                                            December 11, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:  Cinergy Corp., et al./ File No. 70-8933

Dear Sirs:

    In my capacity as Associate General Counsel of Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended, I am furnishing this opinion as an exhibit to the amended Application-Declaration in the above docket ("Application"), in which Cinergy, Cinergy Investments, Inc., Cinergy's nonutility holding company subsidiary ("Investments"), and Cinergy Services, Inc., Cinergy's service company subsidiary ("Services"), request authority to form, finance and provide certain support services to Cinergy Solutions, Inc. ("Solutions"), a company to be formed under Delaware law as a wholly-owned subsidiary of Investments to engage directly or indirectly through subsidiaries in the business of marketing to nonassociates a wide variety of energy-related products and services to enable customers to reduce energy costs, improve energy efficiency and increase productivity, all as more fully described in the Application.

    In connection with this opinion, I have reviewed the Application and such other documents, records and other materials as I deemed necessary or appropriate in order to render this opinion.

    I am of the opinion that each of Cinergy, Investments and Services is and, upon the incorporation thereof, Solutions will be, a validly organized and duly existing corporation under the laws of the State of Delaware and that, upon the issuance of the Commission's order herein and the receipt of any requisite corporate or other approvals and authorizations not heretofore received, and in the event that the proposed transactions are consummated in accordance therewith and in accordance with the Application (including as it may further be amended):

    all state laws applicable to the proposed transactions will have been complied with;

    (a) The shares of common stock to be issued by Solutions will be validly issued, fully paid and nonassessable shares, and Investments, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in Solutions' certificate of incorporation and by-laws;

    (b) Investments will legally acquire the shares of common stock of Solutions referred to in the foregoing paragraph;

    (c) any promissory note issued by Solutions will be a valid and binding obligation of Solutions in accordance with the terms thereof, and any guarantee issued by Cinergy or Investments in respect thereof will be a valid and binding obligation of Cinergy or Investments, as the case may be; and

    (d) the consummation of the foregoing transactions and of the other transactions described in the Application will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

    I am a member of the bar of the State of Ohio and do not hold myself out as an expert on the laws of any other state. As to matters involving the laws of the State of Delaware, I have made or caused to be made a review of such laws to the extent relevant to this opinion. I hereby consent to the use of this opinion as an exhibit to the Application.

                             Very truly yours,



                             /s/  Jerome A. Vennemann
                             Jerome A. Vennemann
                             Associate General Counsel